Exhibit 16.1

December 23, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/ Madam:

We have read paragraphs 2 through 4 of Item 4 included in the Form 8-K/A, copy attached, dated December 4, 2002 of 21st Century Holding Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

McKean, Paul, Chrycy, Fletcher & Co.

By: /s/ James W. Graham
        --------------------
        James W. Graham